Exhibit 4.1

Execution Version

ZOGENIX, INC.

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

as Trustee

FIRST SUPPLEMENTAL INDENTURE

dated as of

March 7, 2022

to the

INDENTURE

dated as of September 28, 2020

2.75% Convertible Senior Notes due 2027

This FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 7, 2022, is between Zogenix, Inc., a Delaware corporation, as issuer (the “Company”), and U.S. Bank Trust Company, National Association, a national banking association organized under the laws of the United States of America, as successor trustee (the “Trustee”), paying agent, registrar, and conversion agent, and under and in accordance with the Indenture (as defined below). Capitalized terms used in this Supplemental Indenture without definition have the meanings ascribed to such terms in the Indenture.

W I T N E S S E T H:

WHEREAS, the Company and U.S. Bank National Association, as predecessor to the Trustee entered into an Indenture, dated as of September 28, 2020 (such Indenture, as modified by this Supplemental Indenture, and as the same may be further amended, supplemented or otherwise modified from time to time, the “Indenture”), pursuant to which the Company issued its 2.75% Convertible Senior Notes due 2027 in an aggregate principal amount of $230,000,000 (the “Notes”);

WHEREAS, the Company, UCB S.A., a société anonyme formed under the laws of Belgium (“Parent”), and Zinc Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”) have entered into that certain Agreement and Plan of Merger, dated as of January 18, 2022 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and as a subsidiary of Parent (the “Merger”);

WHEREAS, in connection with the Merger, each share of the Company’s common stock, $0.001 par value per share (the “Common Stock”), outstanding immediately prior to the effective time of the Merger (the “Effective Time”), subject to certain exceptions set forth in the Merger Agreement, will be automatically converted into the right to receive (i) $26.00, net to the seller in cash, without interest, plus (ii) one non-transferrable contingent value right representing the right to receive a contingent payment of $2.00 (each such contingent payment, a “CVR”), net to the seller in cash, without interest, upon the achievement of the Milestone (as defined in the Merger Agreement) set forth in, and subject to and in accordance with the terms and conditions of, the CVR Agreement (as defined in the Merger Agreement);

WHEREAS, Article 6 of the Indenture permits the Company to merge with or into (directly, or indirectly through one or more of its Subsidiaries), subject to the satisfaction of certain conditions set forth therein (the “Merger Conditions”);

WHEREAS, the Company has determined that the Merger satisfies the Merger Conditions;

WHEREAS, the Company has determined the Merger constitutes a “Common Stock Change Event,” a “Business Combination Event,” a “Fundamental Change” and a “Make-Whole Fundamental Change” under the Indenture;

WHEREAS, Section 5.09 of the Indenture requires the Company to execute and deliver to the Trustee a supplemental indenture, pursuant to Section 8.01(F) of the Indenture without the consent of any Holders, in connection with a Common Stock Change Event, providing for the change in the conversion right of the Notes resulting from the Common Stock Change Event, as provided in Article 5 of the Indenture;

WHEREAS, the Company has determined that all things necessary to make this Supplemental Indenture a legal, valid and binding agreement of the Company and a valid amendment to the Indenture have been done, and pursuant to Section 8.06 of the Indenture, the Company requests that the Trustee execute and deliver this Supplemental Indenture; and

WHEREAS, the Company has heretofore executed and delivered or is delivering contemporaneously herewith to the Trustee an Officer’s Certificate and an Opinion of Counsel pursuant to Sections 6.01(B), 8.06 and 11.02 of the Indenture upon each of which the Trustee is entitled to and shall conclusively rely.

NOW, THEREFORE, for and in consideration of the premises, the receipt and sufficiency of which is hereby acknowledged, the Company covenants and agrees with the Trustee for the equal and proportionate benefit of the respective Holders from time to time of the Notes, as follows:

ARTICLE 1

AMENDMENTS

Section 1.01. Occurrence of Common Stock Change Event, Business Combination Event, Fundamental Change and Make-Whole Fundamental Change. The Company has determined that the consummation of the Merger will constitute a Common Stock Change Event, Business Combination Event, Fundamental Change and Make-Whole Fundamental Change consistent with the respective definitions thereof and as provided for under the Indenture.

Section 1.02. Settlement Election. The Company hereby irrevocably elects to eliminate Cash Settlement and Combination Settlement, and the conversion of Notes shall be satisfied solely by Physical Settlement, subject to Section 1.03 below.

Section 1.03. Conversion of Notes following Merger. In accordance with and subject to Section 5.09 of the Indenture, from and after the Effective Time, the Notes will be convertible solely into the Reference Property of the Merger. Each Reference Property Unit of the Merger consists of (i) prior to the earlier of the occurrence of the Milestone and the Milestone Outside Date (each as defined in the CVR Agreement), $26.00 in cash plus one CVR, (ii) after the occurrence of the Milestone on or prior to the Milestone Outside Date, $26.00 plus one Milestone Payment (as defined in the CVR Agreement) in cash and (iii) after the Milestone Outside Date if the Milestone has not occurred on or prior to the Milestone Outside Date, $26.00 in cash. Accordingly, from and after the Effective Time, the conversion of any Note will be settled by such consideration, per $1,000 principal amount of such Note to be converted, equal to the product of (A) the Conversion Rate applicable to such conversion (as may be increased pursuant to Section 5.07 of the Indenture), (B) the applicable Reference Property Unit.

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ARTICLE 2

MISCELLANEOUS PROVISIONS

Section 2.01. Applicability of Certain Provisions of the Indenture. Sections 11.06, 11.07, 11.08, 11.09, 11.10, 11.13, 11.14, and 11.15 of the Indenture will apply to this Supplemental Indenture as if the same were reproduced herein, mutatis mutandis.

Section 2.02. Rights of Trustee. This Supplemental Indenture is executed and delivered by U.S. Bank Trust Company, National Association, not individually or personally but solely as Trustee in the exercise of the powers and authority conferred and vested in it hereunder and under the Indenture. The Trustee shall not be responsible or accountable in any way whatsoever for or with respect to (a) to any of the recitals, determinations or statements contained herein, all of which recitals, determinations, or statements are made solely by the Company, (b) the validity, execution (except with respect to itself) or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (c) the proper authorization hereof by the Company by corporate action or otherwise, (d) the due execution hereof by the Company, or (e) the consequences of this Supplemental Indenture. The Trustee makes no representation with respect to any of the matters set forth in the foregoing clauses (a) through (e) inclusive. In connection with this Supplemental Indenture, the Trustee (and its officers, directors, shareholders, controlling persons, employees, agents, and servants) shall be entitled to the benefit of every provision of the Indenture limiting the liability of or affording rights, privileges, protections, exculpations, immunities, indemnities or benefits to the Trustee as if the same were reproduced herein mutatis mutandis.

Section 2.03. Effectiveness. This Supplemental Indenture shall become effective upon, without further action by the parties hereto, the Effective Time.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

ZOGENIX, INC.

By:	/s/ Stephen J. Farr
Name:	Stephen J. Farr
Title:	President and Chief Executive Officer

[Signature Page to Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Laura Cawley
Name: Laura Cawley
Title: Vice President

[Signature Page to Supplemental Indenture]